Exhibit 10.8
OFFICE LEASE
     THIS LEASE made as of the January 20, 2004, between 9944 SANTA MONICA, LLC, a Delaware limited liability company (“Landlord”), and SBA1, LLC, a Delaware limited liability company (“Tenant”).
WITNESSETH:
ARTICLE 1
Premises and Term
     Landlord hereby leases to Tenant and Tenant hereby leases from Landlord that certain space comprised of the entire building (“Building”) located at 9944 Santa Monica Boulevard, Beverly Hills, California (“Property”, as further described in Article 25) and the Property, including, without limitation, the basement, first and second floors thereof (collectively, the “Premises”), as described or shown on Exhibit A attached hereto, subject to the provisions herein contained. The term (“Term”) of this Lease shall commence on February 1, 2004 (the “Commencement Date”) and shall end on January 31, 2009 (“Expiration Date”), unless sooner terminated as provided herein. The Commencement Date shall be subject to adjustment as provided in Article 4. Landlord and Tenant agree that for purposes of this Lease the rentable area of the Premises is 20,000 square feet.
     Notwithstanding anything else to the contrary in this Lease, Landlord (referenced, in such capacity, in this paragraph as “LL Occupant”) may continue during the Occupancy Period (as defined below) to occupy the two (2) offices in the southeastern portion of the basement of the Building (“LL Occupancy Space”), described or shown on Exhibit A-l attached hereto, which LL Occupant is currently occupying. During the Occupancy Period, LL Occupant shall occupy the LL Occupancy Space, shall continue to use the parking spaces that it currently uses, and the shall continue to use and receive the utilities and services at the Building that it currently uses and receives, all without any obligation to pay Tenant any base rent, additional rent or other charges, fees, costs or other amounts of any kind in connection therewith. The “Occupancy Period” shall begin on the date that this Lease is executed and delivered by both Landlord and Tenant and shall end on the date that is thirty (30) days after Tenant gives LL Occupant written notice of the termination of the Occupancy Period, provided, however, that (a) Tenant shall not terminate the Occupancy Period before the date that is three (3) months after the Commencement Date, and (b) LL Occupant may terminate the Occupancy Period at any time by giving written notice to Tenant of the date of the termination of the Occupancy Period.
ARTICLE 2
Rent and Other Charges
     (A) Base Rent. Tenant shall pay Landlord monthly Base Rent in accordance with the following schedule in advance on or before the first (1st) day of each calendar month during the

Term, except that Base Rent for the first and last full months for which Base Rent shall be due (i.e., a total payment of $63,765.00) shall be paid when Tenant executes this Lease.

Time Period	Monthly Base Rent
February 1, 2004 — January 31,2005	$30,000.00
February 1, 2005 — January 31,2006	$30,900.00
February 1, 2006 — January 31,2007	$31,827.00
February 1, 2007 — January 31, 2008	$32,782.00
February 1, 2008 — January 31, 2009	$33,765.00
If the Term begins on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then the Rent payable for such month shall be prorated on the basis of 1/30th of the monthly Rent for each day of such month.
     All amounts (other than Base Rent) which Tenant is or becomes obligated to pay Landlord under this Lease or other agreement entered in connection herewith (including, without limitation, Furniture Payments (as defined in Article 3) and parking charges) (collectively, “Additional Rent”), together with the Base Rent, are sometimes herein referred to collectively as “Rent,” and all remedies applicable to the non-payment of Rent shall be applicable thereto. Rent shall be paid to Landlord c/o Crescent Heights, 2930 Biscayne Boulevard, Miami, Florida 33137, attention: Joseph Zdon, or at such other place as Landlord may designate from time to time.
     (B) Additional Rent.
          (1) Operating Expenses.
               (a) Tenant shall pay as Additional Rent for each “Lease Year” (as defined below) during the Term (and the Renewal Term, if any) an amount equal to Operating Expenses for such Lease Year to the extent that such amount is in excess of the amount of Operating Expenses for the Base Year (as defined below).
               (b) Any costs or expenses for services or utilities other than or in excess of those specifically required by this Lease to be supplied by Landlord (if any), not otherwise included in Operating Expenses, and which are attributable directly to Tenant’s use or occupancy of the Premises shall be paid in full by Tenant as Additional Rent when such costs are incurred or, if Landlord makes such payments, within five (5) days after being billed therefor by Landlord. This paragraph does not limit or modify the provisions of Article 7.
               (c) “Operating Expenses” shall mean the total of all costs incurred by Landlord in connection with the management, operation, maintenance, cleaning, protecting, servicing and repair of the Property. Operating Expenses shall include, without limitation, (i) the cost associated with providing, operating, and repairing air conditioning, sprinkler, fire and life safety, electricity, steam, heating, mechanical, ventilation, escalator and elevator systems and all other utilities and the cost of supplies and equipment and maintenance and service contracts in connection therewith, except to the extent that the same are paid directly by Tenant; (ii) the cost of repairs, general maintenance, trash removal, telephone service, light bulb and tube replacement, and supplies, and security; (iii) the cost of insurance maintained by Landlord in accordance with Article 11; (iv) wages, salaries and other labor costs including taxes, insurance, retirement, medical and other employee benefits; (v) fees, charges and other costs, including management fees, consulting fees, legal fees and accounting fees, of all independent contractors (if any) engaged by Landlord or reasonably charged by Landlord if Landlord performs management services in connection with the Property, which may include an annual fee equal to at least three percent of gross revenue of the Property; (vi) the fair market rental value of the Property manager’s offices (if any) and storage areas (if any) in the Building (excluding the LL Occupancy Space); (vii) the cost of business licenses; (viii) fees imposed by any governmental entity for services which do not constitute Real Property Taxes hereunder; (ix) capital costs incurred in connection with any equipment, device or other improvement reasonably anticipated to achieve economies in the operation, maintenance or repair of the Property or portion thereof, or to comply with Laws; provided, however, the same shall be amortized (including interest on the unamortized cost) over the shorter of (A) the useful life, or (B) the cost recovery period (i.e., the anticipated period to recover the full cost of such capital item from cost savings achieved by such capital item), of the relevant capital item as reasonably determined by Landlord; and (x) depreciation of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Building or Property.
     Operating Expenses shall not include the following: (1) the cost of repair to the Building including the Premises, to the extent the cost of the repairs is reimbursed by insurance; (2) leasing commissions; (3) the cost of utilities charged to individual tenants (including Tenant) and payroll, material and contract costs of other services charged to tenants (including Tenant); (4) the depreciation of the Building and other real property structures in the Property; (5) interest, points and fees on debt or amortization payments on any real property mortgages or deeds of trust and ground lease payments; (6) advertising costs incurred directly for leasing individual space in the Building or other portions of the Property; (7) Landlord’s general corporate overhead and general administrative expenses not related to the operation of the Property; (8) all items and services for which Tenant or any other tenant in the Building directly reimburses Landlord, provided that, any item or service supplied selectively by Landlord to Tenant shall be paid for by Tenant; (9) to the extent reimbursed by parking fees, the cost of payroll for clerks and attendants, bookkeeping, garage keepers liability insurance, parking management fees, tickets and uniforms (if any) directly incurred in operating the parking facilities; and (10) costs of capital improvements to the Building and other portions of the Property except as otherwise included in Operating Expenses pursuant to Section 2(B)(l)(c)(ix).
          (2) Real Property Taxes.
               (a) Tenant shall pay as Additional Rent for each Lease Year during the Term (and the Renewal Term, if any) an amount equal to the Real Property Taxes for such Lease Year to the extent that such amount is in excess of the amount of Real Property Taxes for the Base Year.
               (b) “Real Property Taxes” shall mean all taxes, assessments (special or otherwise) and charges levied upon or with respect to the Property and ad valorem taxes on personal property used in connection therewith. Real Property Taxes shall include, without limitation, any tax, fee or excise on the act of entering into this Lease, on the occupancy of Tenant, the rent hereunder or in connection with the business of owning and/or renting space in the Property which are now or hereafter levied or assessed against Landlord by any governmental entity or district or other political or public entity, and shall also include any other tax, assessment, fee or excise, however described (whether general or special, ordinary or extraordinary, foreseen or unforeseen), which may be levied or assessed in lieu of, as a substitute for, or as an addition to, any other Real Property Taxes. Real Property Taxes shall also include any private assessments or the Building’s contribution towards a private cost-sharing agreement for the purpose of augmenting or improving the quality of service and amenities normally provided by governmental agencies. Real Property Taxes shall also include legal fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Real Property Taxes. Real Property Taxes shall not include income, franchise, transfer, inheritance or capital stock taxes, unless, due to a change in the method of taxation, any of such taxes are levied or assessed against Landlord, in whole or in part, in lieu of, as a substitute for or as an addition to, any other tax which would otherwise constitute a Real Property Tax.
          (3) Payment. Before the commencement of each Lease Year, or as soon thereafter as possible, Landlord shall furnish to Tenant a statement containing Landlord’s reasonable estimate of the Operating Expenses and Real Property Taxes (collectively, “Project Expenses”) for such Lease Year and a calculation of the Additional Rent, if any, payable by Tenant for such Lease Year pursuant to this Section 2(B) on the basis of such estimate. If the Lease Year is a full year; Tenant shall pay to Landlord one-twelfth (1/12th) of the amount of said Additional Rent on each monthly rent payment date during such year (commencing on January 1) until further adjustment pursuant to this Section 2(B). If the Lease Year is a partial year, Tenant shall pay to Landlord on each monthly rent payment date in such partial year an amount equal to said Additional Rent divided by the number of months in said partial Lease Year. If Landlord’s statement is furnished after the start of the Lease Year, then on the next monthly rent payment date Tenant shall pay the entire portion of the Additional Rent attributable to portions of the Lease Year prior to such date. Landlord may reasonably adjust Tenant’s monthly rent payments of Project Expenses from time to time to reflect the then current or estimated Project Expenses and actual expenditures made during the elapsed portion of the Lease Year. Following each Lease Year, Landlord shall furnish to Tenant a statement showing the actual Project Expenses during the previous Lease Year, and Landlord shall compute any charge or credit to Tenant necessary to adjust rent previously paid by Tenant to reflect the actual Project Expenses. If such statement and computation reveal an underpayment, Tenant shall promptly pay to Landlord an amount equal to such underpayment (whether or not this Lease has expired or been terminated), and if such statement and computation show an overpayment, Landlord shall credit the next monthly rental payment of Tenant with an amount equal to such overpayment, or, if the Term has expired, refund the overpayment to Tenant.
          (4) Lease Year; Base Year; Proration. “Lease Year” shall mean the whole or partial calendar year commencing on the Commencement Date and ending on December 31 of the calendar year in which the Commencement Date occurs, and all subsequent calendar years within the Term and (if any) Renewal Term. The Base Year shall mean the calendar year of 2004; provided that, to the extent that Tenant does not occupy the Premises during the entirety of 2004, Landlord shall reasonably estimate what the Operating Expenses and Real Property Taxes would have been for such period of Tenant’s non-occupancy during 2004, based on the actual usage during Tenant’s occupancy during the remainder of 2004, and the calculation of the Base Year shall be adjusted so as to include such estimate. The amount of Additional Rent payable hereunder shall be proportionately abated in the case of a partial month or if the Lease Year is less than 365 days.
ARTICLE 3
Furniture
     Tenant hereby leases from Landlord the Furniture (as defined below) during the Term. Landlord and Tenant acknowledge that, for purposes of this Lease, the Furniture shall be deemed to have a value during the Term of this Lease (as the same may be extended) of $30,000.00. Tenant shall have no right to remove the Furniture from the Premises prior to or upon the expiration of the Lease. The “Furniture” shall be such items of furniture that are currently located in the Premises and which are detailed on a written schedule prepared by Landlord and acknowledged by Tenant on or before the Commencement Date. Without limiting the terms of Article 35, upon the expiration of the Lease, Landlord may, but shall not be required to, draw upon all or any part of the LC and/or LC Account (as defined in Article 35) or use, retain or apply all or any part of the proceeds thereof for the payment of any cost or loss incurred by Landlord with respect to needed repair or replacement of any Furniture.
ARTICLE 4
Commencement of Term; Renewal Term
     (A) Commencement Date. The Commencement Date set forth in Article 1 shall be delayed and Base Rent shall be abated to the extent that Landlord fails to deliver possession of the Premises for any reason on the intended Commencement Date, including but not limited to holding over by prior occupants, except to the extent that Tenant, its contractors, agents or employees in any way contribute to such failure. If Landlord so fails for a sixty (60) day initial grace period, or such additional time as may be necessary due to fire or other casualty, strikes, lock-outs or other labor troubles, shortages of equipment or materials, governmental requirements, power shortages or outages, acts or omissions of Tenant or other Persons, or other causes beyond Landlord’s reasonable control, Tenant shall have the right to terminate this Lease by written notice to Landlord any time thereafter up until Landlord delivers the Premises to Tenant. Any such delay in the Commencement Date shall not subject Landlord to liability for loss or damage resulting therefrom, and Tenant’s sole recourse with respect thereto shall be the abatement of Base Rent and right to terminate this Lease described above. Upon any such termination, Landlord and Tenant shall be entirely relieved of their obligations hereunder, and any Security Deposit and Rent payments shall be returned to Tenant. If the Commencement Date is delayed, the Expiration Date shall be similarly extended (in which case, the parties shall confirm the same in writing). Tenant may enter the Premises during the seven (7) day period prior to the intended Commencement Date (“Early Entry Period”) only for purposes of installing its furniture, fixtures and equipment (including telecommunications and computer equipment) and for purposes of moving into the Premises, (but not for occupancy or the operation of Tenant’s business). During the Early Entry Period, Tenant shall comply with all terms and provisions of this Lease, except those provisions requiring the payment of Rent. If Tenant shall be permitted by Landlord in writing to enter the Premises prior to the intended Commencement Date for the purpose of occupying the same, then the Commencement Date shall be deemed to be such date of occupancy. Landlord shall permit early entry other than the Early Occupancy Period in its sole and absolute discretion and only by giving Tenant prior written notice thereof. At any time during the Term, Landlord may deliver to Tenant a written notice setting forth the Commencement Date and other reasonable dates and information relating to this Lease (“Notice of Lease Dates”), which notice Tenant shall execute and return to Landlord within five (5) days of receipt thereof, and thereafter the dates set forth on such notice shall be conclusive and binding; Tenant’s failure to timely execute and deliver the Notice of Lease Dates shall constitute an acknowledgment by Tenant that the statements included in such notice are true and correct, without exception.
     (B) Renewal Term.
          (i) Provided Tenant is not in default under this Lease as of the date of exercise or the commencement of the Renewal Term (“Renewal Term Commencement Date”), Tenant shall have the option to renew this Lease (“Renewal Option”) for the entire Premises for one (1) period of five (5) years (“Renewal Term”), exercisable by giving written notice thereof (“Renewal Notice”) to Landlord of its exercise of the Renewal Option at least six (6) and no more than nine (9) months prior to the expiration of the initial Term of this Lease.
          (ii) The Base Rent payable hereunder for the Premises during the Renewal Term shall be adjusted to the Fair Market Rental Rate (as defined in Article 25) as of the Renewal Term Commencement Date; provided, however, in no event shall the Base Rent during the Renewal Term be less than the Base Rent payable hereunder in the month immediately preceding the Renewal Term Commencement Date. Tenant shall continue during the Renewal Term to pay all Additional Rent in accordance with the terms of this Lease. In order to determine the Fair Market Rental Rate for the Renewal Term, Landlord and Tenant, thirty (30) days after the date on which the Renewal Notice is given by Tenant, shall each simultaneously submit to the other in writing its good faith estimate of the Fair Market Rental Rate, which estimates shall in no event be less than the Base Rent payable hereunder in the month immediately preceding the Renewal Term Commencement Date. If the higher of said estimates is not more than one hundred and five percent (105%) of the lower of such estimates, the Fair Market Rental Rate in question shall be deemed to be the average of the submitted rates. If otherwise, and if Landlord and Tenant cannot agree on the Fair Market Rental Rate for the Renewal Term within two (2) months after Landlord’s receipt of the Renewal Notice, then the Fair Market Rental Rate shall be set by a single arbitrator jointly selected by Landlord and Tenant, which arbitrator shall be a real estate broker active for over five (5) years and with generally recognized experience and competence in the leasing of commercial office properties in the vicinity of the Building; neither Landlord nor Tenant shall consult with such broker as to his or her opinion as to Fair Market Rental Rate prior to the appointment (if Landlord and Tenant fail to agree upon and appoint an arbitrator within three (3) months after Landlord’s receipt of the Renewal Notice, then the appointment of the arbitrator shall be made by the Presiding Judge of the Los Angeles Superior Court, or, if he or she refuses to act, by any judge having jurisdiction over the parties). The arbitration shall be conducted by a single arbitrator and shall be on the basis that the arbitrator shall pick one of the two proposed Fair Market Rental Rates submitted by Landlord and Tenant, which is closer to the proposed Fair Market Rental Rate as determined by the arbitrator using the definition set forth in Article 25. Such arbitrator may hold such meetings or hearings and require such briefs or other materials as the arbitrator determines is necessary. The parties agree to be bound by the decision of the arbitrator, which shall be final and non-appealable, and shall share equally the costs of arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. If the Fair Market Rental Rate is determined after the Renewal Term Commencement Date, then Tenant.shall continue to pay the Base Rent applicable immediately before the Renewal Term Commencement Date until such determination is made, the parties shall promptly reconcile any additional amounts of Base Rent that may be owed by Tenant for such interim period, and Tenant shall pay any such additional amounts of Base Rent to Landlord along with the monthly payment of Base Rent next coming due.
          (iii) The Renewal Option set forth in this Section 4(B) is personal to Tenant and may not be assigned, transferred or conveyed to any party, except in connection with an assignment of the Lease in its entirety to a permitted Transferee in accordance with Article 21.
          (iv) Notwithstanding anything herein to the contrary, if the original Landlord identified in this Lease transfers its interest in the Property at any time during the initial Term, the transferee landlord shall have the right, prior to the Renewal Term Commencement Date, to terminate the Renewal Option in its entirety by giving written notice thereof to Tenant.
ARTICLE 5
Condition of Premises
     Tenant has inspected the Premises, Property, Systems and Equipment (as defined in Article 25), or has had an opportunity to do so, and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements.
ARTICLE 6
Use and Rules
     Tenant shall use the Premises for customary general office, post-production and incidental and limited videography purposes, all in keeping with the character of a first-class office building and for no other purpose whatsoever, in compliance with all applicable Laws, and without disturbing or interfering with any other tenant or occupant of the Property. Without limiting the foregoing, office uses permitted under this Lease do not include uses for a medical practice, retail sales operation, showroom, classroom, testing center or non-incidental storage). Tenant shall not use the Premises in any manner so as to cause a cancellation of Landlord’s insurance policies, or an increase in the premiums thereunder. Tenant shall comply with all rules set forth in Rider One attached hereto (the “Rules”). Landlord shall have the right to reasonably amend such Rules and supplement the same with other reasonable Rules (not expressly inconsistent with this Lease) relating to the Property, or the promotion of safety, care, cleanliness or good order therein, and all such amendments or new Rules shall be binding upon Tenant after five (5) days’ notice thereof to Tenant. All Rules shall be applied on a non-discriminatory basis, but nothing herein shall be construed to give Tenant or any other Person (as defined in Article 25) any claim, demand or cause of action against Landlord arising out of the violation of such Rules by any other tenant, occupant, or visitor of the Property, or out of the enforcement or waiver of the Rules by Landlord in any particular instance.
ARTICLE 7
Services and Utilities
     Tenant shall provide and pay for the following services and utilities:
     (A) Electricity for standard office lighting fixtures, and equipment and accessories, of such type and in such quantities as are customary in Landlord’s reasonable opinion for normal general office use, where the connected electrical load of all of the same does not exceed such amount as maybe made available by Landlord, based on the judgment of Landlord’s engineers as to the safe and lawful capacity of the existing electrical circuit(s) and facilities serving the Premises.
     (B) Heat and air-conditioning for occupancy of the Premises under normal business operations by a normal general office tenant, during Normal Business Hours (as defined in Article 25). Landlord shall not be responsible for inadequate air-conditioning or ventilation to the extent the same occurs because Tenant uses any item of equipment consuming more than 500 watts at rated capacity without providing adequate air-conditioning and ventilation therefor.
     (C) Water for drinking, lavatory and toilet purposes.
     (D) Operatorless passenger elevator service (if the Property has such equipment serving the Premises), and subject to scheduling by Landlord) in common with Landlord and other tenants and their contractors, agents and visitors.
     (E) Janitorial services in and about the Premises. Such janitorial services shall be at a standard at least equal to that of the janitorial services provided by reasonable landlords of office buildings comparable to the Building and shall include, without limitation, customary office cleaning and trash removal service Monday through Friday or Sunday through Thursday. Tenant shall select and contract with a third party supplier of such janitorial services, which selection shall be subject to Landlord’s written approval, which approval Landlord shall not unreasonably withhold. Tenant shall indemnify Landlord for all damages, costs, losses, liability, legal fees and costs (including, without limitation, attorneys’ fees) and any other amounts resulting from any property damage, personal injury or death directly or indirectly arising from or related to (i) any act or omission by of such janitorial services or its employees, agents or contractors or (ii) the selection and engagement of such janitorial services by or on behalf of Tenant. If Tenant fails to cause the performance of the janitorial services required by this paragraph, Landlord, without limiting its rights or remedies under this Lease or under applicable law, shall have the right, but not the obligation, to undertake such janitorial services as it deems appropriate, and Tenant shall pay as Additional Rent hereunder the cost of such services undertaken by Landlord, along with Landlord’s related reasonable administrative and other charges, at the same time as the installment of Base Rent next coming due or, if earlier, within twenty (20) days after demand.

     (F) Trash removal services.
     If for any reason any of the above utilities and services cannot be, or are not, provided directly to Tenant, then Landlord shall provide such services to Tenant, and Tenant shall pay as Additional Rent hereunder the cost of such services undertaken by Landlord, along with Landlord’s related reasonable administrative and other charges, at the same time as the installment of Base Rent next coming due or, if earlier, within twenty (20) days after demand. Landlord may install and operate meters and/or any other reasonable systems for monitoring or estimating or for supplying any services or utilities used by Tenant in excess of those deemed customary by Landlord (including a system for Landlord’s engineer to reasonably estimate any such excess usage). If any of such systems indicate in Landlord’s reasonable opinion that Tenant has used such excess services or utilities, then Landlord may require Tenant to pay Landlord’s reasonable charges for installing and operating any of such systems and any supplementary air-conditioning, ventilation, heat, electrical or other systems or equipment (or adjustments or modifications or increased wear and tear to the existing Systems and Equipment) and Landlord’s reasonable charges for such amount of excess services or utilities used by Tenant.
     Landlord does not warrant that any services or utilities will be free from shortages, failures, variations, or interruptions caused by repairs, maintenance, replacements, improvements, alterations, changes of service, strikes, lockouts, labor controversies, accidents, inability to obtain services, fuel, steam, water or supplies, governmental requirements or requests, or other causes beyond Landlord’s reasonable control. None of the same shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or (subject to the provisions of paragraph 9 (B)) render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damages.

ARTICLE 8
Alterations and Liens
     Tenant shall make no additions, changes, alterations or improvements (the “Work”) to the Premises or the Systems and Equipment (as defined in Article 25) pertaining to the Premises without the prior written consent of Landlord, which Landlord shall not unreasonably withhold. Landlord may impose reasonable requirements as a condition of such consent including without limitation the submission of plans and specifications for Landlord’s prior written approval, obtaining necessary permits, posting bonds, obtaining insurance, prior approval of contractors, subcontractors and suppliers, prior receipt of copies of all contracts and subcontracts, contractor and subcontractor lien waivers, affidavits listing all contractors, subcontractors and suppliers, use of union labor (if Landlord’s lenders require that union labor be used in connection with the Property), affidavits from engineers acceptable to Landlord stating that the Work will not adversely affect the Systems and Equipment or the structure of the Property, and requirements as to the manner and times in which such Work shall be done. All Work shall be performed in a good and workmanlike manner and all materials used shall be of a quality comparable to or better than those in the Premises and Property and shall be in accordance with plans and specifications approved by Landlord, and Landlord may require that all such Work be performed under Landlord’s supervision. In all cases, Tenant shall reimburse Landlord for reasonable amounts Landlord actually pays to third parties involved in reviewing Tenant’s plans and specifications and performing any supervision of the Work. If Landlord consents or supervises, the same shall not be deemed a warranty as to the adequacy of the design, workmanship or quality of materials, and Landlord hereby expressly disclaims any responsibility or liability for the same. Landlord shall under no circumstances have any obligation to repair, maintain or replace any portion of the Work.
     Tenant shall keep the Property and Premises free from any mechanic’s, materialman’s or similar liens or other such encumbrances in connection with any Work on or respecting the Premises performed by, or at the request of, Tenant and shall indemnify and hold Landlord harmless from and against any claims, liabilities, judgments, or costs (including attorneys’ fees) arising out of the same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any Work on the Premises (or such additional time as may be necessary under applicable Laws), to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within thirty (30) days after written notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Property or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Property or Premises arising in connection with any Work on or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Property and Premises.

ARTICLE 9
Repairs; Abatement
     (A) Except for damage covered under Article 10, Tenant shall keep the Premises in good and sanitary condition, working order and repair (including without limitation, carpet, wall-covering, doors, plumbing and other fixtures, equipment, alterations and improvements whether installed by Landlord or Tenant). In the event that any repairs, maintenance or replacements are required, Tenant shall promptly arrange for the same either through Landlord for such reasonable charges as Landlord may from time to time establish, or such contractors as Landlord generally uses at the Property or such other contractors as Landlord shall first approve in writing, and in a first class, workmanlike manner approved by Landlord in advance in writing. If Tenant does not promptly make such arrangements, Landlord may, but need not, make such repairs, maintenance and replacements, and the costs paid or incurred by Landlord therefor shall be reimbursed by Tenant promptly after request by Landlord. Tenant shall indemnify Landlord and pay for any repairs, maintenance and replacements to areas of the Property outside the Premises, caused, in whole or in part, as a result of moving any furniture, fixtures, or other property to or from the Premises, or by Tenant or its employees, agents, contractors, or visitors (notwithstanding anything to the contrary contained in this Lease). Except as provided in the preceding sentence, or for damage covered under Article 10, Landlord shall keep the common areas of the Property, Systems and Equipment and structure (including the roof) in good and sanitary condition, working order and repair. Tenant waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code or under any other law, statute or ordinance now or hereafter in effect (subject to paragraph 9 (B)), and Tenant waives and releases the right to terminate this Lease under Section 1932(1) of the California Civil Code or any similar or successor statute.
     (B) Notwithstanding anything to the contrary in this Lease, Tenant shall have the right to “self-help” and/or rental abatement with respect to Landlord’s maintenance and services obligations hereunder, but only on the terms expressly set forth in this paragraph 9(B). If Landlord fails to perform its obligations under this Lease and such failure causes all or a portion of the Premises to be untenantable and unusable by Tenant to an extent that materially interferes with Tenant’s operation of its business, then such failure shall be (i) a “Maintenance Default” if it relates directly to Landlord’s maintenance and repair obligations specifically set forth in paragraph 9(A), and (ii) a “Services Default” if it relates directly to material shortages, failures, variations, or interruptions in services or utilities to be provided pursuant to Article 7 (a “Landlord Default” is a Maintenance Default and/or a Services Default). If a Landlord Default occurs, Tenant shall give Landlord notice (the “Default Notice”), specifying such Landlord Default. If Landlord has not, within five (5) business days after the receipt of a Default Notice thereof, used reasonable diligence to commence to cure a Maintenance Default, then Tenant may take reasonable measures to perform Landlord’s maintenance obligations described in the Default Notice, after giving written notice to Landlord (but without adversely affecting the Systems and Equipments or the Building structure; in accordance with applicable law and Building rules and regulations; in a good and workmanlike manner; with materials at least equal in quality to those in the Premises and Property; and without permitting any liens or encumbrances in connection with the work) (“Self-Help”). If Landlord has not, within fifteen (15) business days after the receipt of a Default Notice thereof, used reasonable diligence to commence to cure a Landlord Default (and Tenant has not, with respect to a Maintenance Default, taken Self-Help), Tenant may immediately abate Base Rent payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant, for the period beginning on the date fifteen (15) business days after the Default Notice and ending on the earlier of the date Landlord commences the cure of such Landlord Default or the date Tenant recommences (or could reasonably recommence) the use of such portion of the Premises, provided that Tenant shall continue to pay all Additional Rent due hereunder during such period. Each of such right to take Self-Help and to abate Base Rent shall be Tenant’s sole and exclusive remedy at law or in equity for a Landlord Default. Except as specifically provided in this paragraph 9(B) or elsewhere in this Lease, nothing contained in this Lease shall be interpreted to mean that Tenant is excused from paying any Rent due hereunder.
ARTICLE 10
Casualty Damage
     If the Premises or any common areas of the Property providing access thereto shall be damaged by fire or other casualty, Landlord shall use available insurance proceeds to restore the same. Such restoration shall be to substantially the condition prior to the casualty, except for modifications required by zoning and building codes and other Laws or by any Holder (as defined in Article 25), any other modifications to the common areas deemed desirable by Landlord (provided access to the Premises is not materially impaired), and except that Landlord shall not be required to repair or replace any of Tenant’s furniture, furnishings, fixtures or equipment, or any alterations or improvements in excess of any work performed or paid for by Landlord under any separate agreement signed by the parties in connection herewith. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof. However, Landlord shall allow Tenant a proportionate abatement of Base Rent during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease and not occupied by Tenant as a result thereof (unless Tenant or its employees or agents caused the damage). Notwithstanding the foregoing to the contrary, Landlord may elect to terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of damage (such termination notice to include a termination date providing at least ninety (90) days for Tenant to vacate the Premises), if the Property shall be materially damaged by Tenant or its employees or agents, or if the Property shall be damaged by fire or other casualty or cause such that: (a) repairs to the Premises and access thereto cannot reasonably be completed within 120 days after the casualty without the payment of overtime or other premiums, (b) more than 25% of the Premises is affected by the damage, and fewer than 24 months remain in the Term, or any material damage occurs to the Premises during the last 12 months of the Term, (c) any Holder (as defined in Article 25) shall require that the insurance proceeds or any portion thereof be used to retire the Mortgage debt (or shall terminate the ground lease, as the case may be), or the damage is not fully covered by Landlord’s insurance policies, or (d) the cost of the repairs, alterations, restoration or improvement work would exceed 25% of the replacement value of the Building, or the nature of such work would make termination of this Lease necessary or convenient. Tenant agrees that Landlord’s obligation to restore, and the abatement of Base Rent provided herein, shall be Tenant’s sole recourse in the event of such damage, and waives any other rights Tenant may have under any applicable Law to terminate the Lease by reason of damage to the Premises or Property, including all rights under California Civil Code, Sections 1932(2), 1933(4), and 1942, as the same may be modified or replaced hereafter. Tenant acknowledges that this Article represents the entire agreement between the parties respecting damage to the Premises or Property.

ARTICLE 11
Insurance, Subrogation, and Waiver of Claims
     Tenant shall maintain during the Term commercial general liability insurance, with limits of not less than $2,000,000 combined single limit for personal injury, bodily injury or death, or property damage or destruction (including loss of use thereof) for any one occurrence. Tenant shall also maintain during the Term workers compensation insurance as required by statute, and primary, noncontributory, “all-risk” property damage insurance covering Tenant’s personal property, business records, fixtures and equipment, for damage or other loss caused by fire or other casualty or cause including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, explosion, business interruption, and other insurable risks in amounts not less than the full insurable replacement value of such property and full insurable value of such other interests of Tenant (subject to reasonable deductible amounts). Landlord shall maintain during the Term commercial general liability insurance, with limits of not less than $2,000,000 combined single limit for personal injury, bodily injury or death, or property damage or destruction (including loss of use thereof) for any one occurrence. Landlord shall also maintain during the Term workers compensation insurance as required by statute, and primary, non-contributory, extended coverage or “all-risk” property damage insurance, in an amount equal to at least ninety percent (90%) of the full insurable replacement value of the Property (exclusive of the costs of excavation, foundations and footings, and such risks required to be covered by Tenant’s insurance, and subject to reasonable deductible amounts), or such other amount necessary to prevent Landlord from being a co-insured, and such other coverage as Landlord shall deem appropriate or that may the required by any Holder (as defined in Article 25).
     Tenant shall provide Landlord with certificates evidencing such coverage (and, with respect to liability coverage, showing Landlord and Builders Bank, an Illinois banking corporation, as additional insureds) prior to the Commencement Date, which shall state that such insurance coverage may not be changed or cancelled without at least twenty (20) days’ prior written notice to Landlord, and shall provide renewal certificates to Landlord at least twenty (20) days prior to expiration of such policies. Landlord may periodically, but not more often than every five years, require that Tenant reasonably increase the aforementioned coverage. Except as provided to the contrary herein, any insurance carried by Landlord or Tenant shall be for the sole benefit of the party carrying such insurance. Any insurance policies hereunder may be “blanket policies.” All insurance required hereunder shall be provided by responsible insurers and Tenant’s insurer shall be reasonably acceptable to Landlord. By this Article, Landlord and Tenant intend that their respective property loss risks shall be borne by responsible insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right of the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that said waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

ARTICLE 12
Condemnation
     If the whole or any material part of the Premises or Property shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises or Property, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than 180 days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. Tenant shall have reciprocal termination rights if the whole or any material part of the Premises is permanently taken, or if access to the Premises is permanently materially impaired. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Term, and for good will and moving expenses (so long as such claim does not diminish the award available to Landlord or any Holder, and such claim is payable separately to Tenant). All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.
ARTICLE 13
Return of Possession
     At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall surrender possession of the Premises in the condition required under Article 9, ordinary wear and tear and (subject to compliance with Article 10) damage by casualty excepted, and shall surrender all keys, any key cards, and any parking stickers or cards, to Landlord, and advise Landlord as to the combination of any locks or vaults then remaining in the Premises, and shall remove all trade fixtures and personal property. All improvements, fixtures and other items in or upon the Premises (except trade fixtures and personal property belonging to Tenant), whether installed by Tenant or Landlord, shall be Landlord’s property and shall remain upon the Premises, all without compensation, allowance or credit to Tenant. However, if prior to such termination or within ten (10) days thereafter Landlord so directs by notice, Tenant shall promptly remove such of the foregoing items as are designated in such notice and restore the Premises to the condition prior to the installation of such items; provided, Landlord shall not require removal of customary office improvements installed by Tenant with Landlord’s written approval (except as expressly required by Landlord in connection with granting such approval). If Tenant shall fail to perform any repairs or restoration, or fail to remove any items from the Premises required hereunder, Landlord may do so, and Tenant shall pay Landlord the cost thereof upon demand. All property removed from the Premises by Landlord pursuant to any provisions of this Lease or any Law may be handled or stored by Landlord at Tenant’s expense, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. All property not removed from the Premises or retaken from storage by Tenant within thirty (30) days after expiration or earlier termination of this Lease or Tenant’s right to possession, shall at Landlord’s option be conclusively deemed to have been conveyed by Tenant to Landlord as if by bill of sale without payment by Landlord. Unless prohibited by applicable Law, Landlord shall have a lien against such property for the costs incurred in removing and storing the same.
ARTICLE 14
Holding Over
     Unless Landlord expressly agrees otherwise in writing, Tenant shall pay Landlord 200% of the amount of Rent then applicable prorated on per diem basis for each day Tenant shall retain possession of the Premises or any part thereof after expiration or earlier termination of this Lease, together with all damages sustained by Landlord on account thereof. The foregoing provisions shall not serve as permission for Tenant to hold-over, nor serve to extend the Term (although Tenant shall remain bound to comply with all provisions of this Lease until Tenant vacates the Premises, and shall be subject to the provisions of Article 13). Notwithstanding the foregoing to the contrary, at any time before or after expiration or earlier termination of the Lease, Landlord may serve notice advising Tenant of the amount of Rent and other terms required, should Tenant desire to enter a month-to-month tenancy (and if Tenant shall hold over more than one full calendar month after such notice, Tenant shall thereafter be deemed a month-to-month tenant, on the terms and provisions of this Lease then in effect, as modified by Landlord’s notice, and except that Tenant shall not be entitled to any renewal or expansion rights contained in this Lease or any amendments hereto).
ARTICLE 15
No Waiver
     No provision of this Lease will be deemed waived by either party unless expressly waived in writing signed by the waiving party. No waiver shall be implied by delay or any other act or omission of either party. No waiver by either party of any provision of this Lease shall be deemed a waiver of such provision with respect to any subsequent matter relating to such provision, and Landlord’s consent or approval respecting any action by Tenant shall not constitute a waiver of the requirement for obtaining Landlord’s consent or approval respecting any subsequent action. Acceptance of Rent by Landlord shall not constitute a waiver of any breach by Tenant of any term or provision of this Lease. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. The acceptance of Rent or of the performance of any other term or provision from any Person other than Tenant, including any Transferee, shall not constitute a waiver of Landlord’s right to approve any Transfer.

ARTICLE 16
Attorneys’ Fees and Jury Trial
     In the event of any litigation between the parties, the prevailing party shall be entitled to obtain, as part of the judgment, all reasonable attorneys’ fees, costs and expenses incurred in connection with such litigation, except as may be limited by applicable Law. In the interest of obtaining a speedier and less costly-hearing of any dispute, the parties hereby each irrevocably waive the right to trial by jury.
ARTICLE 17
Personal Property Taxes, Rent Taxes and Other Taxes
     Tenant shall pay prior to delinquency all taxes, charges or other governmental impositions assessed against or levied upon Tenant’s fixtures, furnishings, equipment and personal property located in the Premises, and any Work to the Premises under Article 8. Whenever possible, Tenant shall cause all such items to be assessed and billed separately from the property of Landlord. In the event any such items shall be assessed and billed with the property of Landlord, Tenant shall pay Landlord its share of such taxes, charges or other governmental impositions within thirty (30) days after Landlord delivers a statement and a copy of the assessment or other documentation showing the amount of such impositions applicable to Tenant’s property. Tenant shall pay any rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the Rent or services herein or otherwise respecting this Lease.
ARTICLE 18
Reasonable Approvals
     Whenever Landlord’s approval or consent is expressly required under this Lease (including Article 21) or any other agreement between the parties, Landlord shall not unreasonably withhold or delay such approval or consent (reasonableness shall be a condition to Landlord’s enforcement of such consent or approval requirement, and not a covenant), except as otherwise provided herein and except for matters affecting the structure, safety or security of the Property, or the appearance of the Property from any common or public areas.
ARTICLE 19
Subordination, Attornment and Mortgagee Protection
     This Lease is subject and subordinate to all Mortgages (as defined in Article 25) now or hereafter placed upon the Property, and all other encumbrances and matters of public record applicable to the Property. If any foreclosure proceedings are initiated by any Holder or a deed in lieu is granted (or if any ground lease is terminated), Tenant agrees, upon written request of any such Holder or any purchaser at foreclosure sale, to attorn and pay Rent to such party and to execute and deliver any instruments necessary or appropriate to evidence or effectuate such attornment

(provided such Holder or purchaser shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant does not default and fail to cure within the time permitted hereunder). However, in the event of attornment, no Holder shall be: (i) liable for any act or omission of Landlord, or subject to any offsets or defenses which Tenant might have against Landlord (prior to such Holder becoming Landlord under such attornment), (ii) liable for any security deposit or bound by any prepaid Rent not actually received by such Holder, or (iii) bound by any future modification of this Lease not consented to by such Holder. Any Holder (as defined in Article 25) may elect to make this Lease prior to the lien of its Mortgage, by written notice to Tenant, and if the Holder of any prior Mortgage shall require, this Lease shall be prior to any subordinate Mortgage. Tenant agrees to give any Holder by certified mail, return receipt requested, a copy of any notice of default served by Tenant upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy of an assignment of leases, or otherwise) of the address of such Holder. Tenant further agrees that if Landlord shall have failed to cure such default within the times permitted Landlord for cure under this Lease, any such Holder whose address has been provided to Tenant shall have an additional period of thirty (30) days in which to cure (or such additional time as may be required due to causes beyond such Holder’s control, including time to obtain possession of the Property by power of sale or judicial action). Tenant shall execute such documentation as Landlord may reasonably request from time to time, in order to confirm the matters set forth in this Article in recordable form.
ARTICLE 20
Estoppel Certificate
     Tenant shall from time to time, within ten (10) days after written request from Landlord, execute, acknowledge and deliver a statement (i) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease as so modified, is in full force and effect (or if this Lease is claimed not to be in force and effect, specifying the ground therefor) and any dates to which the Rent has been paid in advance, and the amount of any Security Deposit, (ii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) certifying such other matters as Landlord may reasonably request, or as may be reasonably requested by Landlord’s current or prospective Holders, insurance carriers, auditors, and prospective purchasers. Any such statement may be relied upon by any such parties. If Tenant shall fail to execute and return such statement within the time required herein, Tenant shall be deemed to have agreed with the matters set forth therein.
ARTICLE 21
Assignment and Subletting
     (A) Transfers. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, as further described below: (i) assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, by operation of law or otherwise, (ii) sublet the Premises or any part thereof, or (iii) permit the use of the Premises by any Persons (as defined in Article 25) other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any Person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (“Transfer Notice”) shall include: (a) the proposed effective date (which shall not be less than 30 nor more than 180 days after Tenant’s Transfer Notice), (b) the portion of the Premises to be Transferred (herein called the “Subject Space”), (c) the terms of the proposed Transfer and the consideration therefor, the name and address of the proposed Transferee, and a copy of all documentation pertaining to the proposed Transfer, and (d) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information to enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Landlord may reasonably require. Any Transfer made without complying with this Article shall, at Landlord’s option, be null, void and of no effect. Whether or not Landlord shall grant consent, Tenant shall pay $300.00 towards Landlord’s review and processing expenses, as well as any reasonable legal fees incurred by Landlord (not to exceed $1,000 per request), within thirty (30) days after written request by Landlord (provided that Landlord’s selection of legal counsel for such purpose is subject to Tenant’s approval, which approval Tenant shall not unreasonably withhold, condition or delay).
     (B) Approval. Landlord will not unreasonably withhold its consent (as provided in Article 18) to any proposed Transfer of the Subject Space to the Transferee on the terms specified in Tenant’s Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following applies (without limitation as to other reasonable grounds for withholding consent): (i) the Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Property, or would be a significantly less prestigious occupant of the Property than Tenant, (ii) the Transferee intends to use the Subject Space for purposes which are not permitted under this Lease, (iii) the Subject Space is not regular in shape with appropriate means of ingress and egress suitable for normal renting purposes, (iv) the Transferee is either a government (or agency or instrumentality thereof) or (if there is vacant space in the Building at such time) an occupant of the Property, (v) the proposed Transferee does not have a reasonable financial condition in relation to the obligations to be assumed in connection with the Transfer, or (vi) Tenant has committed and failed to cure a Default at the time Tenant requests consent to the proposed Transfer.
     (C) Transfer Premium. If Landlord consents to a Transfer, and as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay Landlord fifty percent (50%) of any Transfer Premium derived by Tenant from such Transfer. “Transfer Premium” shall mean all rent, additional rent or other consideration paid by such Transferee in excess of the Rent payable by Tenant under this Lease (on a monthly basis during the Term, and on a per rentable square foot basis, if less than all of the Premises is transferred), after deducting the reasonable expenses (including related fees paid to Landlord) incurred by Tenant for any changes, alterations and improvements to the Premises, any other economic concessions or services provided to the Transferee, and any customary brokerage commissions paid in connection with the Transfer. If part of the consideration for such Transfer shall be payable other than in cash, Landlord’s share of such non-cash consideration shall be in such form as is reasonably satisfactory to Landlord. The percentage of the Transfer Premium due Landlord hereunder shall be paid within ten (10) days after Tenant receives any Transfer Premium from the Transferee.
     (D) Recapture. Notwithstanding anything to the contrary contained in this Article, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of Tenant’s Transfer Notice, to recapture the Subject Space. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer (or at Landlord’s option, shall cause the Transfer to be made to Landlord or its agent, in which case the parties shall execute the Transfer documentation promptly thereafter). If this Lease shall be cancelled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same.
     (E) Terms of Consent. If Landlord consents to a Transfer: (a) the terms and conditions of this Lease, including among other things, Tenant’s liability for the Subject Space, shall in no way be deemed to have been waived or modified, (b) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (c) no Transferee shall succeed to any rights provided in this Lease or any amendment hereto to extend the Term of this Lease, expand the Premises, or lease additional space, any such rights being deemed personal to Tenant, (d) Tenant shall deliver to Landlord promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (e) Tenant shall furnish upon Landlord’s request a complete statement, certified by Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall within thirty (30) days after demand pay the deficiency, and if understated by more than 2%, Tenant shall pay Landlord’s costs of such audit. Any sublease hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any sublease, Landlord shall have the right to: (i) treat such sublease as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such subtenant attorn to and recognize Landlord as its landlord under any such sublease. If Tenant shall Default and fail to cure within the time permitted for cure under Article 23(A), Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Default is cured.
     (F) Certain Transfers. For purposes of this Lease, the term “Transfer” shall also include (a) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of a majority of the partners or members (as applicable), or a transfer of a majority of partnership or membership (as applicable) interests, within a twelve month period, or the dissolution of the partnership or limited liability company, and (b) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), the dissolution, merger, consolidation or other reorganization of

Tenant, or within a twelve month period: (i) the sale or other transfer of more than an aggregate of 50% of the voting shares of Tenant (other than to immediate family members by reason of gift or death) or (ii) the sale, mortgage, hypothecation or pledge of more than an aggregate of 50% of Tenant’s net assets.
     Tenant may effect a Transfer to an “Affiliate” (as defined below) without being required to obtaining Landlord’s consent, provided that it first gives Landlord a Transfer Notice with respect to such Transfer. An “Affiliate” for such purposes is Standard Securities, SMS Marketing, NGV, or any other business entity in which an ownership interest of at least one-third (1/3) is held by at least two of Gene Simmons, Richard Abramson and/or Alan Brown (excluding, in each case, any such entity formed to avoid the restrictions on Transfer by Tenant hereunder).
ARTICLE 22
Rights Reserved By Landlord
     Except to the extent expressly limited herein, Landlord reserves full rights to control the Property (which rights may be exercised without subjecting Landlord to claims for constructive eviction, abatement of Rent, damages or other claims of any kind), including more particularly, but without limitation, the following rights:
     (A) To change the name or street address of the Property; install and maintain signs on the exterior and interior of the Property (subject to Tenant’s rights set forth in Article 37); retain at all times, and use in appropriate instances, keys to all doors within and into the Premises; grant to any Person the right to conduct any business or render any service at the Property, whether or not it is the same or similar to the use permitted Tenant by this Lease; and have access for Landlord and other tenants of the Property to any mail chutes located on the Premises according to the rules of the United States Postal Service.
     (B) To enter the Premises at reasonable hours for reasonable purposes, including inspection and supplying cleaning service or other services to be provided Tenant hereunder, to show the Premises to current and prospective mortgage lenders, ground lessors, insurers, and prospective purchasers, tenants and brokers, at reasonable hours, and if Tenant shall abandon the Premises at any time, or shall vacate the same during the last 3 months of the Term, to decorate, remodel, repair, or alter the Premises.
     (C) To limit or prevent access to the Property, shut down elevator service, activate elevator emergency controls, or otherwise take such action or preventative measures deemed necessary by Landlord for the safety of tenants or other occupants of the Property or the protection of the Property and other property located thereon or therein, in case of fire, invasion, insurrection, riot, civil disorder, public excitement or other dangerous condition, or threat thereof.
     (D) To decorate and to make alterations, additions and improvements, structural or otherwise, in or to the Property or any part thereof, and any adjacent building, structure, parking facility, land, street or alley (including without limitation changes and reductions in corridors, lobbies, parking facilities and other public areas and the installation of kiosks, planters, sculptures, displays, escalators, mezzanines, and other structures, facilities, amenities and features therein, and changes for the purpose of connection with or entrance into or use of the Property in conjunction with any adjoining or adjacent building or buildings, now existing or hereafter constructed). In connection with such matters, or with any other repairs, maintenance, improvements or alterations, in or about the Property, Landlord may erect scaffolding and other structures reasonably required, and during such operations may enter upon the Premises and take into and upon or through the Premises, all materials required to make such repairs, maintenance, alterations or improvements, and may close public entry ways, other public areas, restrooms, stairways or corridors, provided that Landlord shall use reasonable efforts to minimize interference with Tenant’s business to the extent practical.
     In connection with entering the Premises to exercise any of the foregoing rights, Landlord shall: (a) provide reasonable advance written or oral notice to Tenant’s on-site manager or other appropriate person (except in emergencies, or for routine cleaning or other routine matters), and (b) take reasonable steps to minimize any interference with Tenant’s business.
ARTICLE 23
Landlord’s Remedies
     (A) Default. The occurrence of any one or more of the following events shall constitute a “Default” by Tenant, which, if not cured within any applicable time permitted for cure below, shall give rise to Landlord’s remedies set forth in Paragraph (B), below: (i) failure by Tenant to make when due any payment of Rent, unless such failure is cured within ten (10) days after notice; (ii) failure by Tenant to observe or perform any of the terms or conditions of this Lease to be observed or performed by Tenant other than the payment of Rent, or as provided below, unless such failure is cured within thirty (30) days after notice, or such shorter period expressly provided elsewhere in this Lease (provided, if the nature of Tenant’s failure is such that more time is reasonably required in order to cure, Tenant shall not be in Default if Tenant commences to cure within such period and thereafter reasonably seeks to cure such failure to completion); (iii) failure by Tenant to comply with the Rules, unless such failure is cured within five (5) days after notice (provided, if the nature of Tenant’s failure is such that more than five (5) days are reasonably required in order to cure, Tenant shall not be in Default if Tenant commences to cure within such period and thereafter reasonably seeks to cure such failure to completion); (iv) vacation of all or a substantial portion of the Premises for more than thirty (30) consecutive days, or the failure to take possession of the Premises within sixty (60) days after the Commencement Date; (v) (a) making by Tenant or any guarantor hereof of any general assignment for the benefit of creditors, (b) filing by or against Tenant or any guarantor of a petition to have Tenant or such guarantor adjudged a bankrupt or a petition for reorganization or arrangement under any Law relating to bankruptcy (unless, in the case of a petition filed against Tenant or such guarantor, the same is dismissed within sixty (60) days), (c) appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located on the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days, (d) attachment, execution or other judicial seizure of substantially all of Tenant’s assets located on the Premises or of Tenant’s interest in this Lease, (e) Tenant’s or any guarantor’s convening of a meeting of its creditors or any class thereof for the purpose of effecting a moratorium upon or composition of its debts, or (f) Tenant’s or any guarantor’s insolvency or admission of an inability to pay its debts as they mature; (vi) any material misrepresentation herein, or material misrepresentation or omission in any financial statements or other materials provided by Tenant or any guarantor in connection with negotiating or entering this Lease or in connection with any Transfer under Article 21; (vii) cancellation of any guaranty of this Lease by any guarantor; (viii) failure by Tenant to cure within any applicable times permitted thereunder any default under any other lease for space at the Property now or hereafter entered by Tenant (and any Default hereunder not cured within the times permitted for cure herein shall, at Landlord’s election, constitute a default under any such other lease or leases); (ix) failure by Tenant to provide Landlord with a renewed LC or a substitute LC in form reasonably acceptable to Landlord at least thirty (30) days prior to the expiration of the then existing LC. Failure by Tenant to comply with the same term or condition of this Lease on three occasions during any twelve month period shall cause any failure to comply with such term or condition during the succeeding twelve month period, at Landlord’s option, to constitute an incurable Default, if Landlord has given Tenant notice of each such failure within ten (10) days after each such failure occurs. The notice and cure periods provided herein are in lieu of, and not in addition to, any notice and cure periods provided by Law.
     (B) Remedies. If Tenant commits a Default and fails to cure within the time permitted for cure under Article 23(A), in addition to any other right or remedy allowed under any Law or other provision of this Lease (all of which remedies shall be distinct, separate and cumulative), Landlord may terminate this Lease, repossess the Premises by detainer suit, summary proceedings, or other lawful means, and recover as damages a sum of money equal to: (a) the worth at the time of award of the unpaid Rent which had been earned at the time of termination; (b) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of the award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; (c) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves can reasonably be avoided; and (d) any other amounts necessary to compensate Landlord for all detriment or damages proximately caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course would be likely to result therefrom, including without limitation all Costs of Reletting (as defined in Paragraph F). The “worth at the time of award” of the amounts referred to in clauses (a) and (b) shall be computed by allowing interest at the Default Rate (as defined in Article 25). The “worth at the time of award” of the amount referred to in clause (c) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
     (C) Mitigation of Damages. If Landlord terminates this Lease or Tenant’s right to possession, Landlord shall use reasonable efforts to mitigate Landlord’s damages, and Tenant shall be entitled to submit proof of such failure to mitigate as a defense to Landlord’s claims hereunder, if mitigation of damages by Landlord is required by applicable Law. If Landlord has not terminated this Lease or Tenant’s right to possession, Landlord shall have no obligation to mitigate, may permit the Premises to remain vacant or abandoned, and shall have the remedies under California Civil Code, Section 1951.4, as the same may be modified or replaced hereafter; in such case, Tenant may seek to mitigate damages by attempting to sublease the Premises or assign this Lease (subject to Article 21).

     (D) Specific Performance and Collection of Rent. Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Paragraph (B), above or any Law or other provision of this Lease), without prior demand or notice except as required by applicable Law: (i) to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof, and (ii) to sue for and collect any unpaid Rent which has accrued.
     (E) Late Charges and Interest. Tenant shall pay, as Additional Rent, a service charge of Two Hundred Dollars ($200.00) for bookkeeping and administrative expenses, if Rent is not received within five (5) days after its due date; Tenant agrees that the amount of such service charge represents a reasonable estimate of the cost and expense that would be incurred by Landlord in processing each delinquent payment of Rent by Tenant and that such service charge shall be paid to Landlord as liquidated damages for each delinquent payment pursuant to California Civil Code Section 1671. In addition, any Rent paid more than five (5) days after due shall accrue interest from the due date at the Default Rate (as defined in Article 25), until payment is received by Landlord. Such service charge and interest payments shall not be deemed consent by Landlord to late payments, nor a waiver of Landlord’s right to insist upon timely payments at any time, nor a waiver of any remedies to which Landlord is entitled as a result of the late payment of Rent.
     (F) Certain Definitions. “Net Re-Letting Proceeds” shall mean the total amount of rent and other consideration paid by any Replacement Tenants, less all Costs of Re-Letting, during a given period of time. “Costs of Re-Letting” shall include without limitation, all reasonable costs and expenses incurred by Landlord for any repairs, maintenance, changes, alterations and improvements to the Premises, brokerage commissions, advertising costs, attorneys’ fees, any customary free rent periods or credits, tenant improvement allowances, take-over lease obligations and other customary, necessary or appropriate economic incentives required to enter leases with Replacement Tenants, and costs of collecting rent from Replacement Tenants. “Replacement Tenants” shall mean any Persons (as defined in Article 25) to whom Landlord relets the Premises or any portion thereof pursuant to this Article.
     (G) Other Matters. No re-entry or repossession, repairs, changes, alterations and additions, reletting, acceptance of keys from Tenant, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or accept a surrender of the Premises, nor shall the same operate to release the Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord or its agent to Tenant. To the fullest extent permitted by Law, all rent and other consideration paid by any Replacement Tenants shall be applied: first, to the Costs of Re-Letting, second, to the payment of any Rent theretofore accrued, and the residue, if any, shall be held by Landlord and applied to the payment of other obligations of Tenant to Landlord as the same become due (with any remaining residue to be retained by Landlord). Rent shall be paid without any prior demand or notice therefor (except as expressly provided herein) and without any deduction, set-off or counterclaim, or relief from any valuation or appraisement laws. Landlord may apply payments received from Tenant to any obligations of Tenant then accrued, without regard to such obligations as may be designated by Tenant. Landlord shall be under no obligation to observe or perform any provision of this Lease on its part to be observed or performed which accrues after the date of any Default by Tenant hereunder not cured within the times permitted hereunder. The times set forth herein for the curing of Defaults by Tenant are of the essence of this Lease. Tenant hereby irrevocably waives any right otherwise available under any Law to redeem or reinstate this Lease.
ARTICLE 24
Landlord’s Right to Cure
     If Landlord shall fail to perform any term or provision under this Lease required to be performed by Landlord, Landlord shall not be deemed to be in default hereunder nor subject to any claims for damages of any kind, unless such failure shall have continued for a period of twenty-five (25) days after written notice thereof by Tenant; provided, if the nature of Landlord’s failure is such that more than twenty-five (25) days are reasonably required in order to cure, Landlord shall not be in default if Landlord commences to cure such failure within such twenty-five (25) day period, and thereafter reasonably seeks to cure such failure to completion. The aforementioned periods of time permitted for Landlord to cure shall be extended for any period of time during which Landlord is delayed in, or prevented from, curing due to fire or other casualty, strikes, lock-outs or other labor troubles, shortages of equipment or materials, governmental requirements, power shortages or outages, acts or omissions by Tenant or other Persons, and other causes beyond Landlord’s reasonable control. If Landlord shall fail to cure within the times permitted for cure herein, Landlord shall be subject to such remedies as may be available to Tenant (subject to the other provisions of this Lease); provided, in recognition that Landlord must receive timely payments of Rent and operate the Property, Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord, and shall have no right to withhold, set-off, or abate Rent, except as specifically provided in paragraph 9(B).
ARTICLE 25
Captions, Definitions and Severability
     The captions of the Articles and Paragraphs of this Lease are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation. If any term or provision of this Lease shall be found invalid, void, illegal, or unenforceable with respect to any particular Person by a court of competent jurisdiction, it shall not affect, impair or invalidate any other terms or provisions hereof, or its enforceability with respect to any other Person, the parties hereto agreeing that they would have entered into the remaining portion of this Lease notwithstanding the omission of the portion or portions adjudged invalid, void, illegal, or unenforceable with respect to such Person.
     (A) “Building” shall mean the structure identified in Article I of this Lease.
     (B) “Default Rate” shall mean eighteen percent (18%) per annum, or the highest rate permitted by applicable Law, whichever shall be less.

     (C) “Fair Market Rental Rate” shall mean the fair market rental rate that landlords leasing similar space in buildings similar to the Building and located in the business district of Beverly Hills, California at the time of the determination of the fair market rental rate, would obtain from any unrelated prospective tenant for any general office use of such space, as such space is then improved, and taking into account the value of any rent or equivalent concessions then usually and customarily given in connection with the leasing of comparable space for a comparable lease term, such as free rent periods and tenant improvement allowances (taking into account any tenant improvement allowance to which Tenant is entitled for such space pursuant to the terms of this lease), the presence or absence of any brokerage commission obligations and the level of any escalation base or “stop” for such comparable space.
     (D) “Holder” shall mean the holder of any Mortgage at the time in question, and where such Mortgage is a ground lease, such term shall refer to the ground lessor.
     (E) “Holidays” shall mean all (i) federally observed holidays, including New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Veterans’ Day, Thanksgiving Day, Christmas Day; (ii) recognized Jewish holidays, including, without limitation, Purim, Passover (first two days and last two days), Shavuot, Rosh Hashanah, Yom Kippur and Sukkot (first two days and last two days); and (iii) to the extent of utilities or services provided by union members engaged at the Property, such additional holidays observed by such unions. The term “business days” whenever used in this Lease, shall exclude, without limitation, Saturdays and Sundays and all Holidays.
     (F) “Landlord” and “Tenant” shall be applicable to one or more Persons as the case may be, and the singular shall include the plural, and the neuter shall include the masculine and feminine; and if there be more than one, the obligations thereof shall be joint and several. For purposes of any provisions indemnifying or limiting the liability of Landlord, the term “Landlord” shall include Landlord’s present and future partners, members, managers, beneficiaries, trustees, officers, directors, employees, shareholders, principals, agents, affiliates, successors and assigns.
     (G) “Law” shall mean all federal, state, county and local governmental and municipal laws, statutes, ordinances, rules, regulations, codes, decrees, orders and other such requirements, applicable equitable remedies and decisions by courts in cases where such decisions are considered binding precedents in the state in which the Property is located, and decisions of federal courts applying the Laws of such State.
     (H) “Mortgage” shall mean all mortgages, deeds of trust, ground leases and other such encumbrances now or hereafter placed upon the Property or Building, or any part thereof, and all renewals, modifications, consolidations, replacements or extensions thereof, and all indebtedness now or hereafter secured thereby and all interest thereon.
     (I) “Normal Business Hours” shall mean from 8:00 a.m. until 6:00 p.m. Monday through Friday, and from 9:00 a.m. until 1:00 p.m. on Saturday, except on Holidays.
     (J) “Person” shall mean an individual, trust, partnership, limited liability company, joint venture, association, corporation, and any other entity.

     (K) “Property” shall mean the Building, and any common or public areas or facilities, easements, corridors, lobbies, sidewalks, loading areas, driveways, landscaped areas, skywalks, parking garages and lots, and any and all other structures or facilities operated or maintained in connection with or for the benefit of the Building, and all parcels or tracts of land on which all or any portion of the Building or any of the other foregoing items are located, and any fixtures, machinery, equipment, apparatus, Systems and Equipment, furniture and other personal property located thereon or therein and used in connection therewith, whether title is held by Landlord or its affiliates. Possession of areas necessary for utilities, services, safety and operation of the Property, including the Systems and Equipment (as defined in Article 25), fire stairways, perimeter walls, space between the finished ceiling of the Premises and the slab of the floor or roof of the Property thereabove, and the use thereof together with the right to install, maintain, operate, repair and replace the Systems and Equipment, including any of the same in, through, under or above the Premises in locations that will not materially interfere with Tenant’s use of the Premises, are hereby excepted and reserved by Landlord, and not demised to Tenant. If the Building shall be part of a complex, development or group of buildings or structures collectively owned or managed by Landlord or its affiliates or collectively managed by Landlord’s managing agent, the Property shall, at Landlord’s option also be deemed to include such other of those buildings or structures as Landlord shall from time to time designate, and shall initially include such buildings and structures (and related facilities and parcels on which the same are located) as Landlord shall have incorporated by reference to the total square footage of the Property in Article 1.
     (L) “Rent” shall have the meaning specified therefor in Article 3.
     (M) “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life/safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment for the Property.
ARTICLE 26
Conveyance by Landlord and Liability
     In case Landlord or any successor owner of the Property or the Building shall convey or otherwise dispose of any portion thereof in which the Premises are located, to another Person (and nothing herein shall be construed to restrict or prevent such conveyance or disposition), such other Person shall thereupon be and become landlord hereunder and shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord which first arise after the date of conveyance, including the return of any Security Deposit, and Tenant shall attorn to such other Person, and Landlord or such successor owner shall, from and after the date of conveyance, be free of all liabilities and obligations hereunder not then incurred. The liability of Landlord to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration, or any other matter relating to the Property or the Premises, shall be limited to the interest of Landlord in the

Property (and the rental proceeds thereof). Tenant agrees to look solely to Landlord’s interest in the Property (and the rental proceeds thereof) for the recovery of any judgment against Landlord, and Landlord shall not be personally liable for any such judgment or deficiency after execution thereon. The limitations of liability contained in this Article shall apply equally and inure to the benefit of Landlord’s present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future general or limited partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust) have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding the foregoing to the contrary, Landlord shall have personal liability for insured claims, beyond Landlord’s interest in the Property (and rental proceeds thereof), to the extent of Landlord’s liability insurance coverage available for such claims.
ARTICLE 27
Indemnification
     (A) Except to the extent arising from the intentional or grossly negligent acts of Landlord or Landlord’s agents or employees, Tenant shall defend, indemnify and hold harmless Landlord from and against any and all claims, demands, liabilities, damages, judgments, orders, decrees, actions, proceedings, fines, penalties, costs and expenses, including without limitation, court costs and attorneys’ fees arising from or relating to any loss of life, damage or injury to person, property or business occurring in or from the Premises to the extent caused by the negligence or willful misconduct of Tenant, its employees, agents, contractors, guests or invitees, or caused by or in connection with any violation of this Lease or use of the Premises or Property by, or any other act or omission of, Tenant, any other occupant of the Premises, or any of their respective agents, employees, contractors or guests. Without limiting the generality of the foregoing, Tenant specifically acknowledges that the indemnity undertaking herein shall apply to claims in connection with or arising out of any “Work” as described in Article 8, the installation, maintenance, use or removal of any “Lines” located in or serving the Premises as described in Article 29, and the transportation, use, storage, maintenance, generation, manufacturing, handling, disposal, release or discharge of any “Hazardous Material” as described in Article 30 (whether or not any of such matters shall have been theretofore approved by Landlord), except to the extent that any of the same arises from the intentional or grossly negligent acts of Landlord or Landlord’s agents or employees.
     (B) Landlord shall defend, indemnify and hold harmless Tenant from and against any and all claims, demands, liabilities, damages, judgments, orders, decrees, actions, proceedings, fines, penalties, costs and expenses, including without limitation, court costs and attorneys’ fees arising from or relating to any loss of life, damage or injury to person, property or business (but not for injury to, or interference with, Tenant’s business or for lost profits or any other consequential damages) occurring in or from the Property, to the extent arising from the intentional or grossly negligent acts of Landlord or Landlord’s agents or employees, or caused by or in connection with any violation of this Lease by Landlord, but subject to limitations on Landlord’s liability set forth herein (including, without limitation, Article 26) and except where the same is the obligation of Tenant pursuant to Section 27(A) and except that Landlord’s indemnity shall not apply or extend to any such damage or injury covered by any insurance maintained by Tenant (or which would have been covered had Tenant obtained the insurance required under the provisions of this Lease).
ARTICLE 28
Safety and Security Devices, Services and Programs
     The parties acknowledge that safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property. The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses, as further described in Article 11. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Law. Tenant may, at its sole expense, provide additional security equipment or personnel in the Premises, provided that Landlord is given reasonable access (and a reasonable number of copies of any electronic keycards or similar access devices) to the Premises and that any such security system installed by Tenant complies with all applicable Laws and shall not create any material security risk to the Building or materially adversely affect the rights of other tenants in the Building.
ARTICLE 29
Communications and Computer Lines; Antenna
     (A) Tenant may install, maintain, replace, remove or use any communications, data or computer wires, cables and related devices (collectively the “Lines”) at the Property in or serving the Premises, provided: (a) Tenant shall obtain Landlord’s prior written approval (Landlord shall approve or disapprove such matters under this Article 29 within one (1) business day [for notices received by Landlord before February 1, 2004] or five (5) business days [for notices received by Landlord after February 1, 2004] after its receipt of Tenant’s written notice specifically requesting Landlord’s approval of a matter, provided that Landlord’s failure to respond within such time shall be deemed to be a disapproval by Landlord), use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Article 8, (b) any such installation, maintenance, replacement, removal or use shall comply with all laws applicable thereto and good work practices, and shall not interfere with the use of any then existing Lines at the Property, (c) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Property, as determined in Landlord’s reasonable opinion, (d) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause a radiation higher than normal background radiation, the Lines therefor (including riser cables) shall be appropriately insulated to prevent such excessive electromagnetic fields or radiation, (e) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises, (f) Tenant’s rights shall be subject to the rights of any regulated telephone company, and (g) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the

Premises which are installed in violation of these provisions, or which are at any time in violation of any Laws or represent a dangerous or potentially dangerous condition (whether such Lines were installed by Tenant or any other party), within three (3) days after written notice.
     Landlord may (but shall not have the obligation to): (i) install new Lines at the Property (ii) create additional space for Lines at the Property, and (iii) reasonably direct, monitor and/or supervise the installation, maintenance, replacement and removal of, the allocation and periodic re- allocation of available space (if any) for, and the allocation of excess capacity (if any) on, any Lines now or hereafter installed at the Property by Landlord, Tenant or any other party (but Landlord shall have no right to monitor or control the information transmitted through such Lines). Such rights shall not be in limitation of other rights that may the available to Landlord by Law or otherwise. If Landlord exercises any such rights, Landlord may charge Tenant for the costs attributable to Tenant, (including without limitation, costs for acquiring and installing Lines and risers to accommodate new Lines and spare Lines, any associated computerized system and software for maintaining records of Line connections, and the fees of any consulting engineers and other experts).
     Notwithstanding anything to the contrary contained in Article 13, Landlord reserves the right to require that Tenant remove any or all Lines installed by or for Tenant within or serving the Premises upon termination of this Lease, provided Landlord notifies Tenant prior to or within thirty (30) days following such termination. Any Lines not required to be removed pursuant to this Article shall, at Landlord’s option, become the property of Landlord (without payment by Landlord). If Tenant fails to remove such Lines as required by Landlord, or violates any other provision of this Article, Landlord may, after twenty (20) days’ written notice to Tenant, remove such Lines or remedy such other violation, at Tenant’s expense (without limiting Landlord’s other remedies available under this Lease or applicable Law). Tenant shall not, without the prior written consent of Landlord in each instance, grant to any third party a security interest or lien in or on the Lines, and any such security interest or lien granted without Landlord’s written consent shall be null and void. Except to the extent arising from the intentional or negligent acts of Landlord or Landlord’s agents or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that the Tenant’s use of any Lines will be free from the following (collectively called “Line Problems”): (x) any eavesdropping or wire-tapping by unauthorized parties, (y) any failure of any Lines to satisfy Tenant’s requirements, or (z) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the Property, by any failure of the environmental conditions or the power supply for the Property to conform to any requirements for the Lines or any associated equipment, or any other problems associated with any Lines by any other cause. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.
     (B) Landlord grants Tenant a license to maintain one (1) GPS antennae or satellite dish connected to the Premises for television or radio reception, of less than twenty-four inches (24”) in diameter, upon such portion of the rooftop of the Building as is designated by Landlord, subject to the availability of such space, and subject to Tenant’s compliance with the rules and regulations promulgated by Landlord, from time to time, with respect to use of, and access to, the rooftop of the Building. Tenant must pay for the maintenance and repair of all antennas, satellite dishes and/or other equipment or Lines placed upon such licensed portion of the Building’s rooftop (collectively, “Antenna Facilities”), as well as all utilities used to operate such Antenna Facilities. Except in the event of an emergency, Tenant covenants to repair, maintain and remove its Antenna Facilities during normal business hours. The installation of Tenant’s Antenna Facilities shall be at Tenant’s sole cost and expense. Such installation of Tenant’s Antenna Facilities, including the aesthetic compatibility of such Antenna Facilities with the design and appearance of the Building and the height and weight of the Antenna Facilities, shall be subject to Landlord’s approval. Landlord may, but is not obligated to, involve its engineers in the installation, repair, maintenance and/or removal of the Antenna Facilities at Tenant’s expense.
     The operation of Tenant’s Antenna Facilities shall not interfere with the maintenance, operation or efficiency of the Building, including but not limited to the roof, MATV, CATV or other video systems, HVAC systems, electronically controlled elevator systems, computers, telephone systems, or any other system serving the Building and/or its occupants, or the operation of any radio or telecommunication equipment (if any) installed at the Building prior to the Commencement Date (including any replacements for such systems or equipment). Tenant shall indemnify, defend, protect and hold Landlord harmless from all expenses, costs, damages, loss, claims or other expenses and liabilities arising from Tenant’s installation, maintenance and use of such Antenna Facilities, including any interference caused by such Antenna Facilities. If Landlord reasonably suspects Tenant’s Antenna Facilities are causing such interference, Tenant agrees to cease all operations (except for testing as approved by Landlord) until the interference has been corrected to the sole satisfaction of Landlord. If such interference has not been corrected within thirty (30) days, Landlord may require Tenant to remove the specific items from Tenant’s Antenna Facilities causing such interference.
     Tenant shall be responsible for causing all of Tenant’s equipment installations on the rooftop of the Building to comply with Landlord’s site standards, and specifically those dealing with transmitter noise-intermodulation protection and grounding. Tenant agrees to maintain its Antenna Facilities in proper operating condition and within industry accepted safety standards and in compliance with all Laws, including but not limited to local zoning requirements, and will adhere to reasonable technical standards developed for the Building by Landlord as amended from time to time. Landlord assumes no responsibility for the licensing, operation and/or maintenance of Tenant’s Antenna Facilities. Tenant shall comply with all of the terms of its FCC license. All installations and other work to be performed by Tenant on the rooftop of the Building will be done in such a manner so as not to interfere materially with, delay, or impose any additional expense upon Landlord in maintaining the rooftop or any other portion of the Building. Tenant shall use the roofing company specified by Landlord to perform any work affecting the roof, provided the costs charged by such roofer are competitive with charges for similar services provided by comparably skilled and experienced contractors working in first-class office buildings within the Beverly Hills and immediately surrounding areas. All Lines, cable runs, conduit and sleeving shall be installed in a good and workmanlike manner and in accordance with this Lease (including Section 29(A)). Lines shall be routed and attached in accordance with current, state of the art, industry practices and in accordance with Section 29(A) above. Tenant’s Antenna Facilities shall be identified with permanently marked, weather proof tags at the following locations: (i) each antenna bracket; (ii) at the transmission line building entry point; (iii) at the interior wall feed through or any other transmission line exit point; and (iv) at any transmitter combiner, duplexer, or multifed receive port. In addition, all of Tenant’s telephone blocks, demarcs, and cables shall be clearly identified with the Tenant’s name, type of line, and circuit number. Landlord shall have the right to require Tenant, at Tenant’s sole cost and expense to remove the Antenna Facilities, including any conduit, cabling and/or Lines connecting the Antenna Facilities to the Premises upon the termination of this Lease and to require Tenant to repair all damage caused thereby and to restore that portion of the Building affected by such damage to the condition it was in prior to the installation of such Antenna Facilities, ordinary wear and tear excepted. That portion of the rooftop of the Building on which Tenant’s Antenna Facilities are located shall be treated for all purposes of this Lease as part of the Premises (except that the area of same shall not be considered Rentable Area for purposes of calculating Base Rent or Operating Expenses or Real Property Taxes), and Additional Rent shall be due and payable for any expenses incurred by Landlord in connection with Tenant’s installation and use of such equipment in accordance with this Article 29(B).
ARTICLE 30
Hazardous Materials
     Tenant shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release or discharge any “Hazardous Material” (as defined below) upon or about the Property, nor permit Tenant’s employees, agents, contractors, and other occupants of the Premises to engage in such activities upon or about the Property. However, the foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within, the Premises of substances customarily used in offices (or such other business or activity expressly permitted to be undertaken in the Premises under Article 6), provided: (a) such substances shall be used and maintained only in such quantities as are reasonably necessary for such permitted use of the Premises, strictly in accordance with applicable Law and the manufacturers’ instructions therefor, (b) such substances shall not be disposed of, released or discharged on the Property, and shall be transported to and from the Premises in compliance with all applicable Laws, and as Landlord shall reasonably require, (c) if any applicable Law or Landlord’s trash removal contractor requires that any such substances be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant’s expense for such disposal directly with a qualified and licensed disposal company at a lawful disposal site (subject to scheduling and approval by Landlord), and shall ensure that disposal occurs frequently enough to prevent unnecessary storage of such substances in the Premises, and (d) any remaining such substances shall be completely, properly and lawfully removed from the Property upon expiration or earlier termination of this Lease.
     Tenant shall promptly notify Landlord of: (i) any enforcement, cleanup or other regulatory action taken or threatened by any governmental or regulatory authority with respect to the presence of any Hazardous Material on the Premises or the migration thereof from or to other property, (ii) any demands or claims made or threatened by any party against Tenant or the Premises relating to any loss or injury resulting from any Hazardous Material, (iii) any release, discharge or non-routine, improper or unlawful disposal or transportation of any Hazardous Material on or from the Premises, and (iv) any matters where Tenant is required by Law to give a notice to any governmental or regulatory authority respecting any Hazardous Material on the Premises. Landlord shall have the right (but not the obligation) to join and participate, as a party, in any legal proceedings or actions affecting the Premises initiated in connection with any environmental, health or safety Law. At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list identifying any Hazardous Material then used, stored, or maintained upon the Premises, the use and approximate quantity of each such material, a copy of any material safety data sheet (“MSDS”) issued by the manufacturer thereof, written information concerning the removal, transportation and disposal of the same, and such other information as Landlord may reasonably require or as may be required by Law. The term “Hazardous Material” for purposes hereof shall mean any chemical, substance, material or waste or component thereof which is now or hereafter listed, defined or regulated as a hazardous or toxic chemical, substance, material or waste or component thereof by any federal, state or local governing or regulatory body having jurisdiction, or which would trigger any employee or community “right-to-know” requirements adopted by any such body, or for which any such body has adopted any requirements for the preparation or distribution of an MSDS.
     If any Hazardous Material is released, discharged or disposed of by Tenant or any other occupant of the Premises, or their employees, agents or contractors, on or about the Property in violation of the foregoing provisions, Tenant shall immediately, properly and in compliance with applicable Laws clean up and remove the Hazardous Material from the Property and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord), at Tenant’s expense. Such clean up and removal work shall be subject to Landlord’s prior written approval (except in emergencies), and shall include, without limitation, any testing, investigation, and the preparation and implementation of any remedial action plan required by any governmental body having jurisdiction or reasonably required by Landlord. If Tenant shall fail to comply with the provisions of this Article within five (5) days after written notice by Landlord, or such shorter time as may be required by Law or in order to minimize any hazard to Persons or property, Landlord may (but shall not be obligated to) arrange for such compliance directly or as Tenant’s agent through contractors or other parties selected by Landlord, at Tenant’s expense (without limiting Landlord’s other remedies under this Lease or applicable Law). If any Hazardous Material is released, discharged or disposed of on or about the Property and such release, discharge or disposal is not caused by Tenant or other occupants of the Premises, or their employees, agents or contractors, such release, discharge or disposal shall be deemed casualty damage under Article 10 to the extent that the Premises or common areas serving the Premises are affected thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such casualty damage provided under Article 10.
ARTICLE 31
Miscellaneous
     (A) Each of the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, guardians, custodians, successors and assigns, subject to the provisions of Article 21 respecting Transfers.
     (B) Neither this Lease nor any memorandum of lease or short form lease shall be recorded by Tenant.

     (C) This Lease shall be construed in accordance with the Laws of the state in which the Property is located.
     (D) All obligations or rights of either party arising during or attributable to the period ending upon expiration or earlier termination of this Lease shall survive such expiration or earlier termination.
     (E) Landlord agrees that, if Tenant timely pays the Rent and performs the terms and provisions hereunder, and subject to all other terms and provisions of this Lease, Tenant shall hold and enjoy the Premises during the Term, free of lawful claims by any Person acting by or through Landlord.
     (F) This Lease does not grant any legal rights to “light and air” outside the Premises nor any particular view or cityscape visible from the Premises; however, Landlord shall not permanently place any sign or other element that directly blocks Tenant’s view from any window in the Premises.
     (G) If the Commencement Date is delayed in accordance with Article 4 for more than one year, Landlord may declare this Lease null and void, and if the Commencement Date is so delayed for more than seven years, this Lease shall thereupon become null and void without further action by either party.
     (H) Tenant shall not do anything or suffer anything to be done in or about the Premises that will in any way conflict with any Laws now or hereafter in effect, including, without limitation, the Americans with Disability Act of 1990 and local enactments thereof (“ADA”). At its sole cost and expense, Tenant shall promptly comply with all requirements of Laws, including, without limitation, making required changes to the Premises, the access thereto and common area restrooms therefor, the base Building structure and Systems, and other areas of the Building (other than making structural changes) relating to or arising out of the use, occupancy, repair, improvement or alteration of the Premises, including any Work described in Article 8. Landlord shall be responsible for compliance with Laws (including, without limitation, the ADA as in effect on the date hereof) with respect to areas of the Building not within the Premises subject to the other provisions of this Lease where such compliance measures are required due to another tenant’s use, occupancy, repair, improvement or alteration of its premises, or where such compliance is not made the responsibility of Tenant as set forth above.
     (I)  Each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. Before the Commencement Date and before Tenant may occupy or access the Premises pursuant to this Lease (including, without limitation, the Early Entry Period), Tenant shall deliver to Landlord written materials satisfactory to Landlord evidencing the existence of Tenant and Tenant’s qualification to do business in California (“Tenant Entity Materials”) and obtain Landlord’s written approval thereof. If Tenant does not deliver and obtain Landlord’s written approval of the Tenant Entity Materials before the intended Commencement Date, then Landlord may terminate this Lease in its entirety (including, without limitation, the Option set forth in Rider Two) effective, upon three (3) days prior written notice, at any time before it receives the Tenant Entity Materials from Tenant, in which case Landlord may retain all amounts deposited with or paid to Landlord by Tenant.
ARTICLE 32
Offer
     The submission and negotiation of this Lease shall not be deemed an offer to enter the same by Landlord, but the solicitation of such an offer by Tenant. Tenant agrees that its execution of this Lease constitutes a firm offer to enter the same which may not be withdrawn for a period of five (5) days after delivery to Landlord (or such other period as may be expressly provided in any other agreement signed by the parties). During such period and in reliance on the foregoing, Landlord may, at Landlord’s option (and shall, if required by applicable Law), proceed with any plans, specifications, alterations or improvements, and permit Tenant to enter the Premises, but such acts shall not be deemed an acceptance of Tenant’s offer to enter this Lease, and such acceptance shall be evidenced only by Landlord signing and delivering this Lease to Tenant, and upon such signing and delivery of this Lease by Landlord to Tenant, Tenant may not withdraw its firm offer.
ARTICLE 33
Notices
     Except as expressly provided to the contrary in this Lease, every notice or other communication to be given by either party to the other with respect hereto or to the Premises or Property, shall be in writing and shall not be effective for any purpose unless the same shall be served personally or by national air courier service, or United States certified mail, return receipt requested, postage prepaid, addressed as follows:
     To Tenant:                                                             , California 90210, attention                     , until the Commencement Date, and thereafter to the Tenant at the Premises, or such other address or addresses as Tenant may from time to time designate by notice given as above provided; and
     To Landlord: c/o Crescent Heights, 2930 Biscayne Boulevard, Miami, Florida 33137, attention: Joseph Zdon, with a copy to: Crescent Heights, 2930 Biscayne Boulevard, Miami, Florida 33137, attention: Sharon Christenbury, Esq., General Counsel; and with a copy to Landlord at 9944 Santa Monica Boulevard, Beverly Hills, 90210, attention: Berel Schusterman, or such other address or addresses Landlord may from time to time designate by notice given as above provided.
Every notice or other communication hereunder shall be deemed to have been given as of the third business day following the date of such mailing (or as of any earlier date evidenced by a receipt from such national air courier service or United States Postal Service) or immediately if personally delivered. Notices not sent in accordance with the foregoing shall be of no force or effect until received by the foregoing parties at such addresses required herein.

ARTICLE 34
Real Estate Brokers
     Tenant represents that Tenant has dealt with CB Richard Ellis, Inc. (“Broker”) (whose commission(s), if any, shall be paid by Landlord pursuant to separate agreement) and no other broker as broker, agent or finder in connection with this Lease. Tenant acknowledges that Landlord has no obligation whatsoever to any other broker, agent or finder a commission or fee and agrees to indemnify and hold Landlord harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from any claims or demands of any broker, agent or finder other than Broker with whom Tenant has dealt for any commission or fee alleged to be due in connection with its participation in the procurement of Tenant or the negotiation with Tenant of this Lease.
ARTICLE 35
Security
     (A) Letter of Credit. Before the Commencement Date, Tenant shall deliver to Landlord an unconditional, irrevocable letter of credit (“LC”) in the original amount of Two Hundred Eighty Thousand Dollars ($280,000) (the “LC Stated Amount”); if Tenant does not deliver the LC to Landlord before the Commencement Date, then Landlord may terminate this Lease in its entirety (including, without limitation, the Option set forth in Rider Two) effective, upon three (3) days prior written notice, at any time before it receives the LC from Tenant, in which case Landlord may retain all amounts deposited with or paid to Landlord by Tenant. The LC shall be issued by a national money center bank (“Bank”) reasonably acceptable to Landlord that has its headquarters in the United States and has a local Los Angeles branch office, and shall be in the form attached hereto as Exhibit B. Tenant shall pay all expenses, points and/or fees incurred in obtaining and renewing the LC. The LC shall be effective from the date of delivery thereof through the date which is one hundred (100) days after the expiration of the Term, as it may be extended pursuant to the terms of this Lease (the “LC Expiration Date”). The LC may be re-issued, renewed or replaced for annual periods, provided that the LC Stated Amount is not reduced except as expressly provided below. Each reissue, renewal or replacement LC shall be in the form attached hereto as Exhibit B, and shall be subject to Landlord’s prior written approval. The LC Stated Amount shall be reduced, effective on the fourth (4th) anniversary of the Commencement Date (“Reduction Date”), to the amount of Ninety Thousand Dollars ($90,000), subject to the provisions of Subparagraphs (1) and (2) immediately below.
          (1) Notwithstanding any contrary provision hereof, if a Default by Tenant under this Lease has occurred and is continuing on the Reduction Date, or if Tenant is in default under this Lease and Tenant has received notice thereof as required by this Lease, but failed to cure such default within the time period permitted under this Lease or such lesser time as may remain before the Reduction Date, then the LC Stated Amount shall not be reduced on such Reduction Date (but shall be reduced upon the curing of such default, subject, however, to Landlord’s draw on the LC as permitted hereunder in connection with a Default).

          (2) Tenant hereby covenants to provide to Landlord not less than thirty (30) days prior to the Reduction Date, a certificate signed by an authorized officer or manager of Tenant stating to the best knowledge of the certifying officer or manager, Tenant’s net worth as of a date not earlier than four (4) months prior to the applicable Reduction Date. If Tenant’s net worth as of such date is a negative number, or if Tenant fails to provide the certification as required hereunder, then the LC Amount shall not be reduced on the Reduction Date.
     (B) Failure to Reissue, Renew or Replace. If the Bank fails to extend the expiration date thereof through the LC Expiration Date, and/or if Landlord receives a notice of non-renewal from Bank (as described in the LC), then Tenant shall provide Landlord with a substitute LC. If Tenant fails to provide Landlord with a substitute LC in a form reasonably acceptable to Landlord at least thirty (30) days prior to the expiration of the then existing LC, then (i) such failure shall be deemed a Default hereunder, and (ii) Landlord shall be entitled to draw down the full amount of the LC then available and apply, use and retain the proceeds thereof in accordance with this Article 35.
     (C) Application of LC and LC Account. Any amount of the LC which is drawn upon by Landlord, but not used or applied by Landlord shall be held by Landlord in an account (the “LC Account”; also sometimes referenced in this Lease as the “Security Deposit”) as security for the full and faithful performance of each of the terms hereof by Tenant, subject to use and application as set forth below. If a Default shall occur and be continuing with respect to any provision of this Lease, including, but not limited to, the provisions relating to the payment of Rent, or in the event the LC is not renewed or reissued at least thirty (30) days prior to the expiration of the then existing LC, Landlord may, but shall not be required to, draw upon all or any part of the LC and/or LC Account or use, retain or apply all or any part of the proceeds thereof for the payment of any Rent or any other sum in default, or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for loss or damage which Landlord may suffer by reason of Tenant’s default, including without limitation the amounts to which Landlord may become entitled pursuant to this Article 35 (whether or not such amounts have been awarded) and any other loss, liability, expense and damages that may accrue upon Tenant’s default or the act or omission of Tenant or any officer, employee, agent or invitee of Tenant, and costs and attorneys’ fees incurred by Landlord to recover possession of the Premises upon a default by Tenant hereunder. The use, application, retention or draw of the LC and/or LC Account, or any portion thereof, by Landlord shall not (i) constitute the cure of any default by Tenant or the waiver of such default, (ii) prevent Landlord from exercising any other remedies provided for under this Lease or by law, it being intended that Landlord shall not first be required to proceed against the LC and/or LC Account, or (iii) operate as a Limitation on the amount of any recovery to which Landlord may otherwise be entitled. If any portion of the LC and/or LC Account is so drawn upon, or any part of the proceeds thereof is used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount equal to the draw upon the LC and/or the amount of the LC Account that was used or applied (so that the combined amount of the remaining sums available to be drawn upon the LC and the LC Account balance equals the LC Stated Amount), and Tenant’s failure to do so shall be a Default under this Lease. The LC Account may be commingled with other funds of Landlord, shall be held in Landlord’s name, and Tenant shall not be entitled to any interest or earnings thereon. Notwithstanding any contrary provision herein, in the event that the total amount of the LC outstanding plus any amount remaining in the LC Account exceeds the LC Stated Amount (“Excess Security”), then Landlord shall return the amount of the Excess Security to Tenant upon Tenant’s request to the extent that such amount is available in the LC Account.
     (D) Waiver. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all similar or successor provisions of law, now or hereafter in force, and Landlord and Tenant hereby acknowledge that their entire agreement with respect to the LC and the LC Account is set forth herein.
     (E) Expiration of LC. Unless a Default has occurred and is continuing under this Lease or a Default would exist under the Lease but Landlord is barred by Law from sending a notice of default to Tenant with respect thereto, within sixty (60) days following the LC Expiration Date, Landlord shall return any LC previously delivered by Tenant and any balance remaining in the LC Account after use and application in accordance with this Article 35, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder), and Tenant shall have no further obligation to provide the LC.
     (F) Landlord’s Transfer. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Building or Property and in this Lease, and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign the LC and/or the LC Account to the transferee or mortgagee. Upon such transfer or assignment of the LC and/or LC Account, Landlord shall be deemed released by Tenant from all liability or obligation for the return of the LC and LC Account, as applicable, and Tenant shall look solely to such transferee or mortgagee for the return thereof. If Landlord transfers or assigns the LC and Tenant fails to cause the Bank to accept such transfer or assignment, such failure shall be a Default hereunder.
     (G) Bank Obligation. Tenant acknowledges and agrees that the LC is a separate and independent obligation of the Bank to Landlord and that Tenant is not a third party beneficiary of such obligation, and that Landlord’s right to draw upon the LC for the full amount due and owing thereunder shall not be, in any way, restricted, impaired, altered or limited by virtue of any provision of the United States Bankruptcy Code, including without limitation, Section 502(b)(6) thereof.
ARTICLE 36
Entire Agreement
     This Lease, together with Rider One and Exhibits A and B, contains all the terms and provisions between Landlord and Tenant relating to the matters set forth herein and no prior or contemporaneous agreement or understanding pertaining to the same shall be of any force or effect, except any such contemporaneous agreement specifically referring to and modifying this Lease, signed by both parties. Without limitation as to the generality of the foregoing, Tenant hereby acknowledges and agrees that Landlord’s leasing agents and field personnel are only authorized to show the Premises and negotiate terms and conditions for leases subject to Landlord’s final approval, and are not authorized to make any agreements, representations, understandings or obligations, binding upon Landlord, respecting the condition of the Premises or Property, suitability of the same for Tenant’s business, or any other matter, and no such agreements, representations, understandings or obligations not expressly contained herein or in such contemporaneous agreement shall be of any force or effect. Neither this Lease, nor any Riders or Exhibits referred to above may be modified, except in writing signed by both parties.
ARTICLE 37
Signage; Building Directory
     Tenant shall be permitted to install, at its sole expense and subject to the provisions of this Article 37, appropriate signage containing Tenant’s name (i) on the entrance door to the Premises located at the front and side of the Building, (ii) on the entrance door to the Premises itself located within the lobby at the side of the Building, and (iii) exclusive exterior signage displaying Tenant’s name on the Building facade (the “Exterior Signage”) in the front of the Building.
     All signage permitted by this Article 37 shall be (a) designed and constructed (with respect to location, size, materials, coloring, lighting and similar features) in a manner compatible with Building standard design, signage and graphics criteria designated by Landlord; (b) subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed; (c) subject to Tenant’s obtaining approvals from the City of Beverly Hills and any other required governmental agency or entity; (d) subject to the Rules and applicable Laws; and (e) removed in accordance with the removal and restoration specifications provided in Article 13 (to the extent not inconsistent with this Article 37) upon the termination of this Lease.
     The identification and signage rights of this paragraph of this Article 37 are personal and specific to Tenant and are not transferable by sublease, assignment, operation of law or otherwise, except to a Transferee permitted pursuant to Article 21 (provided that, at no time during the Term shall the rights to the Exterior Signage be exercised concurrently by more than one (1) party among Tenant and any such permitted Transferees). The design, installation, maintenance, repair, restoration and removal (including restoration of the facade upon which the same was located) and all other aspects of Tenant’s signage shall be at Tenant’s sole expense. All of the foregoing identity and signage rights in this paragraph of this Article 37 shall apply only while Tenant pays Rent (in accordance with this Lease) for and personally occupies all of the Premises; such rights shall be null and void at such time as Tenant fails to pay Rent (in accordance with this Lease) for and personally occupy all the Premises and upon such failure, Landlord shall be entitled to immediately remove Tenant’s signage.
     Tenant shall have the right to the directory board in the lobby of the Building for the designation of the name of Tenant or its employees.

ARTICLE 38
Parking
     Tenant hereby rents from Landlord and Landlord hereby leases to Tenant all parking spaces, on a monthly basis throughout the Term, which parking spaces shall pertain to the Property parking facilities or areas available for tenant parking. Tenant shall rent such parking spaces from Landlord during the initial Term without charge. During the Renewal Term, if any, Tenant shall pay Landlord as Additional Rent on a monthly basis for such spaces at the then-prevailing rate charged from time to time for comparable parking spaces at comparable buildings in the Beverly Hills area. Tenant’s rental and use of such spaces is subject to the Rules (including, without limitation, paragraph 19 thereof) and this Lease. The parking spaces rented by Tenant pursuant to this Article 38 are provided to Tenant solely for use by Tenant’s own personnel, business invitees and licensees and such spaces may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed as of the day and date written below.

LANDLORD:

9944 SANTA MONICA, LLC,
a Delaware limited liability company

BY:	/s/ [ILLEGIBLE]

NAME: [ILLEGIBLE]

TITLE: President

TENANT:

SBA1, LLC,
a Delaware limited liability company

BY:	/s/ Richard Abramson

NAME: Richard Abramson

TITLE: Member

DATE SIGNED: 1-17-04

NOTICE OF LEASE DETAILS
Thursday April 22, 2004
TO: 9944 Santa Monica, LLC
          9944 Santa Monica Boulevard
          Beverly Hills, CA 90212 Att:
          Berel Schustennan
RE Office Lease (“Original Lease”) dated as of January 20, 2004, as amended by that certain First Amendment to Office Lease (“First Amendment”) dated as of January 29, 2004 and that certain Second Amendment to Office Lease (“Second Amendment”) dated as of February 6, 2004, (collectively the “Lease”) by and between 9944 Santa Monica, LLC, a Delaware limited liability company (“Landlord”) and SBA1, LLC, a Delaware limited liability company (“Tenant”) concerning that certain real property (the “Property”) located in the City of Beverly Hills, County of Los Angeles, known as 9944 Santa Monica Boulevard.
Gentlemen:
Terms used, but not defined herein have the same meanings given to them in the Lease.
By signing in the space provided below, you acknowledge that as of the date of this letter, Tenant is not in violation of any of the terms and conditions of the Lease, including, without limitation, Article 31 Section (1). Further, Landlord acknowledges that he has received and approved the Tenant Entity Materials.
Also, Landlord acknowledges that it has been given proper notice under Article I of the Lease relating to the Occupancy Period, and that Landlord will vacate the LL Occupancy Space on or before May 1,2004.
Additionally, Landlord approves and accepts all improvements and changes made to the Property prior to this date, and Tenant agrees to get Landlord’s prior approval for all changes or improvements in the Property commenced after the date of this letter.
Finally, both Landlord and Tenant agree that the Tenant’s name on the Lease and on all subsequent documents shall be SAB 1, LLC, instead of SBA 1, LLC, which was a typographical error.

Very truly yours,	Accepted and Agreed:

SAB1, LLC BY Richard Abramson	9944 Santa Monica LLC BY: /s/ [ILLEGIBLE]
/s/ Richard Abramson
President	Title Acquisitions

Date signed 4/22/04